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                                                                      EXHIBIT 99

                [LOGO OF ENTRAVISION COMMUNICATIONS CORPORATION]


For Immediate Release

             ENTRAVISION COMMUNICATIONS CORPORATION TO ACQUIRE THREE
              FM RADIO STATIONS IN THE GREATER LOS ANGELES MARKET
                           FROM BIG CITY RADIO, INC.

               Strengthens Los Angeles Cluster through Addition of
                          KLYY-FM, KVYY-FM and KSYY-FM

         Santa Monica, California, December 24, 2002- Entravision Communications Corporation (NYSE: EVC) announced today that it has entered into a definitive asset purchase agreement to acquire the assets of three FM radio stations serving the greater Los Angeles market from Big City Radio, Inc. for $100 million in cash and 3.77 million shares of Entravision's Class A Common Stock. This represents a total purchase price of approximately $137 million (based on Entravision's average closing stock price for the last five trading days). The stations include KLYY-FM, KVYY-FM and KSYY-FM, serving the greater Los Angeles market. The acquisition, which is subject to regulatory approvals, is expected to close in the first quarter of 2003.

         Entravision currently owns three FM stations in Los Angeles (KSSC-FM, KSSD-FM and KSSE-FM), the largest Spanish-language media market in the United States. The acquisition will give the company an opportunity to strengthen its market position through the consolidation of its Super Estrella format on 107.1 FM. Super Estrella is a music-driven, pop and alternative Spanish rock format targeting Hispanic males and females ages 18-34. Entravision expects to begin managing the three Big City FM stations under an interim time brokerage agreement during the beginning of 2003.

         Walter Ulloa, Chairman and CEO of Entravision, commented: "This transaction represents an important strategic step in broadening our presence in the nation's largest Hispanic market. The addition of these three stations will expand our Los Angeles presence, giving us a larger platform to drive ratings and revenues through our Super Estrella format. We also expect to benefit from Big City's exit from the Los Angeles market. Finally, our six-station cluster will provide us with ample flexibility in developing formats aimed at our target audience."

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         Entravision Communications Corporation is a diversified
Spanish-language media company utilizing a combination of television, radio, outdoor and publishing operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision's Telefutura network, with stations in 21 of the nation's top-50 Hispanic markets. The company also operates one of the nation's largest centrally programmed Spanish-language radio networks, which serves 25 markets via 55 owned and/or operated radio stations. The company's outdoor operations consist of approximately 11,400 advertising faces concentrated primarily in Los Angeles and New York, and the company's publishing operations consist of El Diario/la Prensa in New York, the nation's oldest major Spanish-language daily newspaper. Entravision shares of Class A Common Stock are traded on the New York Stock Exchange under the symbol: EVC.

Contact:

Mike Smargiassi/Kim Holt
Brainerd Communicators, Inc.
212-986-6667